CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Advisor Managed Portfolios on Form N‐1A of our report dated November 29, 2023, relating to the financial statements and financial highlights of Miller Income Fund, formerly a series of Trust for Advised Portfolios, for the year ended September 30, 2023, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Portfolio Holdings Policy”, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of
Additional Information.

/s/ COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
January 22, 2024